Exhibit 4.4
AMENDMENT NO. 2 TO
AMENDED AND RESTATED PREFERRED STOCK RIGHTS AGREEMENT
This AMENDMENT NO. 2, dated as of May 8, 2007 (this “Amendment”) amends that certain Amended and Restated Preferred Stock Rights Agreement, dated as of November 22, 2004, as amended by Amendment No. 1, dated December 14, 2006 (the “Rights Agreement”), between Catalytica Energy Systems, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Rights Agreement.
RECITALS
A. The Company and the Rights Agent have previously executed and entered into the Rights Agreement;
B. Section 27 of the Rights Agreement provides in pertinent part that prior to the occurrence of a Distribution Date, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights and that upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed amendment is in compliance with the terms of such Section 27, and provided such amendment does not change or increase the Rights Agent’s rights, duties or obligations, the Rights Agent shall execute such amendment;
C. The Company intends to enter into a Contribution and Merger Agreement (as it may be amended or supplemented from time to time, the “Contribution and Merger Agreement”) by and among the Company, Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), Renegy, LLC, an Arizona limited liability company (“Renegy”), Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Renegy Companies”), Robert M. Worsley (“R. Worsley”), Christi M. Worsley (“C. Worsley”) and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”); and
D. On May 2, 2007, the Board of Directors of the Company approved and deemed desirable an amendment to the Rights Agreement to provide that: (i) neither the execution and delivery of the Contribution and Merger Agreement nor the performance of the parties’ respective obligations thereunder will result in Worsley, the Renegy Companies or any of their Affiliates becoming an “Acquiring Person” or the occurrence of a “Distribution Date” pursuant to the terms of the Rights Agreement; and (ii) the Final Expiration Date will occur immediately prior to the Effective Time (as defined in the Contribution and Merger Agreement).
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) “Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that Morgan Stanley Capital Partners III, L.P. (“MSCP”) shall not be deemed an “Acquiring Person” until such time as MSCP shall be the Beneficial Owner of 21.5% or more of the Company’s Common Shares then outstanding (not including any Common Shares held by any MSCP affiliate for market-making purposes or in the ordinary course of such MSCP affiliate’s asset management operations) or announces a tender offer to acquire 21.5% or more of the Company’s Common Shares then outstanding (collectively, the “Limitations”). Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding (or with respect to MSCP, increases such number of shares to 21.5% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding (or with respect to MSCP, shall become the Beneficial Owner of 21.5% or more of the Common Shares of the Company then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 20% or more of the Common Shares of the Company then outstanding (or with respect to MSCP, does not beneficially own 21.5% or more of the Common Shares of the Company then outstanding). Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests with reasonable promptness (as determined in the discretion of the Board of Directors of the Company) a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 20% or more of the Common Shares outstanding (or with respect to MSCP, is the Beneficial Owner of 21.5% or more of the Common Shares outstanding), such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 20% or more of the Common Shares then outstanding (or with respect to MSCP, is not then the Beneficial Owner of 21.5% or more of the Common Shares then outstanding). In its determination of whether a Person has divested or shall divest with reasonable promptness in accordance with this paragraph (a), the Board of Directors of the Company may take into account such factors as it deems relevant, which may in the discretion of the Board of Directors include the potential impact of the divestiture by such Person on the Company’s stock price, any liability of such Person which may result from such divestment arising in connection with Section 16 of the Exchange Act and any undertakings by such Person, which the Board of Directors of the Company deems reasonably necessary to ensure compliance with this paragraph (a). Notwithstanding the foregoing, none of Renegy, LLC, an Arizona limited liability company (“Renegy”), Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Renegy Companies”), Robert M. Worsley (“R. Worsley”), Christi M. Worsley (“C. Worsley”) and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”), or any of their respective Affiliates, Associates or Subsidiaries, shall be deemed to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a) by virtue of: (A) the approval, execution, delivery, announcement or performance of the Contribution and Merger Agreement by and among the Company, Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), the Renegy Companies and Worsley (as it may be amended or supplemented from time to time, the “Contribution and Merger Agreement”), (B) the acquisition of Beneficial Ownership of the Contribution Shares, the Warrants or the Warrant Shares (as each term is defined in the Contribution and Merger Agreement) by the Worsley Trust pursuant to the Contribution and Merger Agreement, or (C) the consummation of the Merger or the Contribution (as each term is defined in the Contribution and Merger Agreement) or the transactions expressly contemplated by the Contribution and Merger Agreement (each of the events set forth in the foregoing clauses (A) to (C), an “Exempt Event”; provided, however, that if the Contribution and Merger Agreement has terminated prior to the consummation of the Closing (as defined in the Contribution and Merger Agreement), then the events set forth in the foregoing clauses (A) to (C) shall cease to be an Exempt Event).”
2. Section 1(k) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, a Distribution Date shall not be deemed to have occurred as a result of any Exempt Event.”
3. Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(p) “Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, and (iv) the time that is immediately prior to the Effective Time (as defined in the Contribution and Merger Agreement).”
4. Section 1(gg) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, a Shares Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

5. The second paragraph of Section 26 is hereby amended to read as follows:
“Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:
Mellon Investor Services LLC
525 Market Street, Suite 3500
San Francisco, CA 94105
Attention: Client Relationship Executive
Facsimile No.: (415) 951-4181
with a copy to:
Mellon Investor Services LLC
480 Washington Blvd.
Jersey City, New Jersey 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610”
6. A new Section 35 is hereby added to the Rights Agreement, to read as follows:
“Section 35. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement shall expire and terminate immediately prior to the Effective Time (as defined in the Contribution and Merger Agreement) (the “Termination Date”). The Company shall provide the Rights Agent with prior written notice of the Effective Time and the Termination Date. The Rights Agent shall not be deemed to have any knowledge of the Effective Time or the Termination Date unless and until such notice is received.”
7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
8. No Other Changes. Except as expressly amended, modified or superseded by this Amendment, the terms of the Rights Agreement shall remain in full force and effect.
9. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

COMPANY	CATALYTICA ENERGY SYSTEMS, INC.
a Delaware Corporation

	By:	/s/ Robert W. Zack

	Name:	Robert W. Zack

	Title:	Chief Executive Officer and Chief Financial Officer

RIGHTS AGENT	MELLON INVESTOR SERVICES LLC
a New Jersey limited liability company

	By:	/s/ Asa Drew

	Name:	Asa Drew

	Title:	Client Relationship Executive